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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Miller                       Samuel                      V.
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   (Last)                       (First)                     (Middle)

   3100 AMS Boulevard
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                                (Street)
   Green Bay                    WI                          54313

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   (City)                       (State)                     (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

   American Medical Security Group, Inc.  (AMZ)

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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



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4.   Statement for Month/Year

   December, 2002

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5. If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x|  Director                             |_|  10% Owner
     |x|  Officer (give title below)           |_|  Other (specify below)

     Chairman, President and Chief Executive Officer
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7.   Individual or Joint/Group Filing (check applicable line)

     |x|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                     4.                          5.             Owner-    7.
                                                                     Securities Acquired (A)     Amount of      ship      Nature of
                            2.         2A.                           or Disposed of (D)          Securities     Form:     Indirect
                            Trans-     Deemed                        (Instr. 3, 4 and 5)         Beneficially   Direct    Bene-
                            action     Execution     3.                                          Owned at end   (D) or    ficial
1.                          Date       Date, If      Transaction                 (A)             of Issuer's    Indirect  Owner-
Title of Security           (month/    any (month/   Code                        or              Fiscal Year    (I)       ship
(Instr. 3)                  day/year)  day/year)     (Instr.8)       Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.               Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed            Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  4.       or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Trans-   of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  action   (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      Code     4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  (Instr.                Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      8)        (A)    (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
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Employee     $12.25  1/10/02           A         160,000      (1)      1/9/14   Common    160,000         160,000   D
Stock Option                                                                    Stock
(Right to
Buy)
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Explanation of Responses:

(1) Option vests in four (4) equal annual installments beginning 1/10/03.


/s/ Samuel V. Miller                                     2/12/03
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.